CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Registration Number	Description of Registration Statement
333-49742	Carlisle Companies Incorporated Non-Employee Director Stock Option Plan - Form S-8

333-193050	Carlisle Companies Incorporated Executive Incentive Program - Form S-8

333-207563	Carlisle Companies Incorporated Incentive Compensation Program - Form S-8

333-221410	Registration Statement of Carlisle Companies Incorporated - Form S‑3

of our report dated February 13, 2017, except for Note 2, as to which the date is February 16, 2018, with respect to the consolidated financial statements of Carlisle Companies Incorporated included in this Annual Report (Form 10-K) of Carlisle Companies Incorporated for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 16, 2018